As filed with the Securities and Exchange Commission on November 16, 2009
Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORE PHARMACEUTICAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	27-1088078 (I.R.S. Employer Identification No.)

610 Professional Drive, Suite 101
Gaithersburg, Maryland 20879
 (Address of Principal Executive Offices) (Zip Code)

2009 Omnibus Equity Incentive Plan
(Full Title of the Plan)

Mark J. Gabrielson
President and Chief Executive Officer
610 Professional Drive, Suite 101
Gaithersburg, Maryland 20879
 (240) 361-4400
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

COPY TO:

Ariel Vannier, Esquire
Eric R. Smith, Esquire
Venable LLP
575 7th St., N.W.
Washington, D.C. 20004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ❒	Accelerated filer ❒
Non-accelerated filer ❒ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.01 per share	2,224,092	$.59	$1,312,214.28	$73.22

(1)
Represents the maximum number of shares issuable under the 2009 Omnibus Equity Incentive Plan (the "2009 Plan") (a portion of which may only become available upon the expiration, termination, surrender, or cancellation of outstanding awards under the 1997 Equity Incentive Plan and the 1997 Non-Employee Directors' Stock Option Plan as contemplated by the 2009 Plan) and also covers an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance under the Plan as a result of any future stock split, stock dividend or similar adjustment.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(c) and (h)(1) of the Securities Act of 1933, as amended.  The price per share and aggregate offering price are based upon the average of the high and low prices of the Registrant's Common Stock on November 11, 2009 as reported on the Nasdaq Capital Market.

PART I

Documents containing the information specified in Part I of this Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

Item 3.   Incorporation of Documents by Reference.

The following documents previously filed with the Commission by Ore Pharmaceuticals Inc. or by Ore Pharmaceutical Holdings Inc. as successor to Ore Pharmaceuticals Inc. (collectively, the "Company" or "Registrant") are incorporated herein by reference to the extent such documents are filed, not furnished: (a) the Company's Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2008 filed with the Commission on March 17, 2009 and April 30, 2009, respectively; (b) the Company's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed with the Commission on May 15, 2009, for the quarter ended June 30, 2009, filed with the Commission on August 14, 2009, and for the quarter ended September 30, 2009, filed with the Commission on November 13, 2009; (c) the Company's Current Reports on Form 8-K filed with the Commission on January 15, 2009, March 3, 2009, April 10, 2009, May 28, 2009, June 29, 2009, July 21, 2009, July 27, 2009, August 6, 2009, August 17, 2009, August 19, 2009, August 20, 2009, September 9, 2009, September 10, 2009, September 18, 2009, and October 21, 2009; and (d) the description of the Company's Common Stock contained in the Company's Registration Statement on Form S-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed with the Commission on August 14, 2009, including any amendment or report filed to update the description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

 Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Certain legal matters in connection with this Registration Statement will be passed upon for the Registrant by Venable LLP, Baltimore, Maryland.

Item 6.   Indemnification of Directors and Officers.

      Under Section 145 of the Delaware General Corporation Law, or the DGCL, a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation  to procure a judgment in its favor by reasons of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

              The Registrant's certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the DGCL, (ii) require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary, and (iii) permit the Registrant to indemnify its other officers, employees and other agents as set forth in the DGCL.  The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers.  These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL.  In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers.  The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Registrant has entered into indemnity agreements with each of its directors and executive officers (each an “Indemnitiee”).  Provided that the Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful, these agreements require the Registrant to indemnify an Indemnitee with respect to any proceeding, whether actual or threatened, to which the Indenmnitee may be made a party or a witness by reason of his or status as a present or former director, officer, employee or agent of the Registrant or as a director, trustee, officer, partner, manager, managing member, fiduciary, employee or agent of any other foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise that the Indemnitee is or was serving in such capacity at the request of the Registrant against the following:  (i) all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with a direct (not a derivative) proceeding by a shareholder or by a third party; and (ii) against all amounts paid in settlement and all expenses actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with a proceeding, by the Registrant or on its behalf (a derivative claim), unless the Indemnitee has been adjudged to be liable to the Registrant.  The Registrant is also required to indemnify an Indemnitee who is successful in the defense of a proceeding be indemnified against all reasonable expenses.  The Registrant is also required to advance all reasonable expenses incurred by an Indemnitee within ten days after the receipt by the Registrant of a statement from the Indemnitee requesting the advance provided the statement (a) details the expenses and (b) is preceded or accompanied by an undertaking by or on behalf of the Indemnitee to repay the amount if it is ultimately determined that the Indemnitee is not entitled to be indemnified.  The agreements also provide for indemnification of, and advance of expense to, an Indemnitee who, although not a party to the proceeding, is made a witness to or is otherwise asked to participate in a proceeding.  The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

              At present, there is no pending litigation or proceeding involving a director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

   The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

4.1 -	2009 Omnibus Equity Incentive Plan (filed herewith).

5.1 -	Opinion of Venable LLP (filed herewith).

23.1 -	Consent of Ernst & Young LLP (filed herewith).

23.2 -	Consent of Venable LLP (included in Exhibit 5.1).

24.1 -	Power of Attorney (filed herewith).

Item 9.   Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to the Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on November 16, 2009.

ORE PHARMACEUTICAL HOLDINGS INC.

By:	/s/ Benjamin L. Palleiko
Name:	Benjamin L. Palleiko
Title:	Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

	Name	Position	Date

	/s/ MARK J, GABRIELSON	Chief Executive Officer and	November 16, 2009
	(Mark J. Gabrielson)	President (Principal Executive Officer) and Director

	/s/ BENJAMIN L. PALLEIKO	Senior Vice President and Chief	November 16, 2009
	(Benjamin L. Palleiko)	Financial Officer (Principal Financial And Accounting Officer)

	*	Director	November 16, 2009
(James W. Fordyce)

	*	Chairman of the Board	November 16, 2009
(J. Stark Thompson, Ph.D.)

	*	Director	November 16, 2009
(David Urdal, Ph.D.)

*By:	/s/ BENJAMIN L. PALLEIKO
Benjamin L. Palleiko
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1	2009 Omnibus Equity Incentive Plan (filed herewith)
5.1	Opinion of Venable LLP (filed herewith)
23.1	Consent of Ernst & Young LLP (filed herewith)
23.2	Consent of Venable LLP (included in Exhibit 5.1)
24.1	Power of Attorney (filed herewith)